UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 15, 2008

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

90 North Broadway, Irvington, New York 10533
(Address of principal executive offices, including Zip Code)

 (914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2008, The Spic and Span Company (“SNS”), a direct wholly-owned subsidiary of Prestige Brands Holdings, Inc. (the “Registrant”), entered into a Supply Agreement (the “Agreement”) with Fitzpatrick Bros., Inc. (“Fitzpatrick”) for the exclusive manufacture and supply of Comet® powder cleanser (the “Product”) in North America.  The Agreement requires Fitzpatrick to construct and finance at its sole expense a manufacturing facility (the “Facility”) with the capacity to supply SNS with its forecasted requirements of the Product during the term of the Agreement.  The Agreement, which became effective on May 15, 2008, has a term of ten years from the date on which the Facility is fully capable of supplying SNS’s initially forecasted annual volume of the Products, subject to mutually agreed annual extensions. The price SNS will pay to Fitzpatrick for the Product will include a capital recovery amount (the “Capital Recovery Amount”) sufficient to reimburse Fitzpatrick during the term of the Agreement for the construction and set-up of the Facility based on annual forecasted requirements of the Products.  The Capital Recovery Amount to be paid by SNS shall be reduced by a certain percentage in the event Fitzpatrick manufactures non-Comet® powder cleansers for its other customers.  If the Agreement is terminated by the parties prior to the initial expiration date, SNS is required to pay to Fitzpatrick the then unrecovered Capital Recovery Amount for the Facility.  However, SNS is not obligated to pay the unrecovered Capital Recovery Amount in the event Fitzpatrick terminates the Agreement for any reason other than as set forth in the Agreement.

The Agreement contains additional customary terms, including, without limitation, representations and warranties and indemnification obligations.

The Registrant does not anticipate that SNS will experience any interruption in the supply of the Products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Dated: May 19, 2008	By:	/s/ Charles N. Jolly
Name: Charles N. Jolly
Title: General Counsel and Secretary